Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Offering Statement on Form 1-A of our report dated April 5, 2023 of Socialcom, Inc. relating to our audit of the financial statements, as of December 31, 2022 and 2021, and for the periods then ended, and the reference to our firm under the caption “Experts” in the Offering Statement.

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

July 25, 2023